Exhibit 10.3
EIGHTH AMENDMENT TO TRT MASTER VIDEO LOTTERY TERMINAL CONTRACT

This Agreement (this “Agreement”) made and entered into as of this 17th day of February, 2022, and effective as described in Section 6 below, is by and among the Division of Lotteries of the Rhode Island Department of Revenue, an agency of the State of Rhode Island, with its principal address at 1425 Pontiac Avenue, Cranston, Rhode Island 02920 (the “Division”) and Twin River-Tiverton, LLC, a Delaware limited liability company, with its principal address at 777 Tiverton Casino Boulevard, Tiverton, Rhode Island 02878 (“TRT”).

Among other things, this Agreement constitutes the Eighth Amendment (the “TRT Eighth Amendment”) to that certain Master Video Lottery Terminal Contract by and between the Division and TRT’s predecessor in interest dated as of November 23, 2005 (the “Original Newport Grand Master Contract”), as amended by that certain Amendment dated January 25, 2006 (the “Newport Grand Amendment”), that certain First Amendment to Master Video Lottery Terminal Contract dated December 21, 2010 (the “Newport Grand First Amendment”), that certain Second Amendment to Master Video Lottery Terminal Contract dated May 31, 2012 (the “Newport Grand Second Amendment”), that certain Third Amendment to Master Video Lottery Terminal Contract dated May 1, 2013 (the “Newport Grand Third Amendment”), that certain Assignment and Assumption of Master Video Lottery Terminal Contract by and between Newport Grand, L.L.C. (“Newport Grand”), as assignor and Premier Entertainment II, LLC, (“Premier”), as assignee, and, solely for the purposes of Section 10 thereof, the Division, dated July 14, 2015 (the “First Newport Grand Assignment”), that certain Fourth Amendment to Master Video Lottery Terminal Contract dated July 14, 2015 (the “Newport Grand Fourth Amendment”), that certain Fifth Amendment to Master Video Lottery Terminal Contract dated May 2, 2017 (the “Newport Grand Fifth Amendment”), that certain Sixth Amendment to Master Video Lottery Terminal Contract dated May 12, 2018 (the “Newport Grand Sixth Amendment”), that certain Assignment and Assumption of Master Video Lottery Terminal Contract by and between Premier, as assignor and TRT, as assignee, and, solely for the purposes of Section 10 thereof, the Division, dated September 13, 2018 (the “Second Newport Grand Assignment”) and that certain Seventh Amendment to Master Video Lottery Terminal Contract dated September 13, 2018 (the “Newport Grand Seventh Amendment”). The Original Newport Grand Master Contract, as amended by the Newport Grand Amendment and by the First, Second, Third, Fourth, Fifth, Sixth and Seventh Amendments, and as assigned pursuant to the First and Second Newport Grand Assignments, is referred to herein as the “TRT Master Contract.”

The Division and TRT are referred to herein collectively as the “Parties,” and individually, as a “Party.”

Any capitalized terms used in this Agreement but not defined herein shall have the meanings given them in Section 2 or elsewhere in the “2021 Law,” as defined in recital A below, and in section 42-61.2-1 of the General Laws, as amended by the 2021 Law, and if not defined in the 2021 Law or in section 42-61.2-1 of the General Laws, as amended by the 2021 Law, then in the TRT Master Contract.

RECITALS:

A.    WHEREAS, during the 2021 Legislative Session of the Rhode Island General Assembly, the State of Rhode Island voted to approve 2021 – H 5223 Sub A and its companion bill, 2021 – S 0040 Sub A, each entitled “An Act Enabling the State Lottery Division of the Department of Revenue to Contract with IGT Global Solutions Corporation and Twin River,” which Acts were signed into law by the Governor of Rhode Island on June 11, 2021 (collectively, the “2021 Law”);

B.    WHEREAS, copies of 2021 H 5223 Sub A and 2021 S 0040 Sub A being identical in all material respects are attached hereto as Exhibit 1;

C.    WHEREAS, among other things, the 2021 Law authorized and empowered the Division to enter into an amendment to the TRT Master Contract to effectuate the purposes of the 2021 Law, which amendment is contained in this Agreement;

D.     WHEREAS, pursuant to Section 2.3 of the TRT Master Contract, TRT had the right to, and did, properly exercise its option to extend the term of the TRT Master Contract for the “First Extension Term” and the “Second Extension Term” (as those terms are defined in the “2010 VLT Contracts Act” (which term is defined in the Newport Grant First Amendment)), which Second Extension Term commenced on November 23, 2015 and continued through November 22, 2020; and

E.     WHEREAS, pursuant to Section 2.2 of the Newport Grand Fifth Amendment, TRT had the right to, and did, properly exercise its option to extend the term of the TRT Master Contract for the first of two five-year extension terms provided in said Section 2.2, such extension term commencing on November 23, 2020 and continuing through and including November 22, 2025, leaving remaining a second five-year extension term, which, if exercised, will commence on November 23, 2025 and continue through and including November 22, 2030, provided that the exercise of the option to extend for the second extension term shall be subject to the terms and conditions of Section 2.3 of the TRT Master Contract, as that Section has been amended and may hereafter be amended from time to time.

NOW, THEREFORE, pursuant to the 2021 Law, in consideration of the recitals above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, the Division and TRT hereby agree as follows:

1.Extension of Term and Amendment of TRT Master Contract Section 2.3.

1.1Notwithstanding the provisions of Section 2.2 of the Newport Grand Fifth Amendment and the properly exercised extension of the term of the TRT Master Contract described in Recital E above, effective on the “Effective Date” (as defined in Section 6 below), the term of the TRT Master Contract shall be extended through and including June 30, 2043 (the “Extended Expiration Date”), and the word “Term” as used in the TRT Master Contract shall mean, collectively, the “Initial Term,” as defined in Section 2.2 of the Original Newport Grand Master Contract, any properly exercised extension of the term of the TRT Master Contract, and the period of time from and including the Effective Date through and including the Extended Expiration Date.

1.2For the avoidance of doubt, upon taking effect in accordance with Section 6 below, the provisions of Sections 1.1 above, and this Section 1.2, supersede and replace any provisions of the TRT Master Contract that are inconsistent with such Sections.

2.Consolidation of and Amendment to Promotional Points Programs

2.1    As set forth in Sections 5, 6, and 7 of the 2021 Law, the Initial Promotional Points Program and the Supplementary Promotional Points Program applicable to the Lincoln Gaming Facility and the Initial Promotional Points Program and the Supplementary Promotional Points Program applicable to the Tiverton Gaming Facility are consolidated into the Consolidated Promotional Points Program, the Division hereby approving such consolidation.

2.2    With approval of the Division in accordance with the current practice of the Parties, TRT and UTGR, collectively, and not each individually, may issue to customers and prospective customers of the Lincoln Gaming Facility and/or the Tiverton Gaming Facility Promotional Points in an aggregate amount up to the sum of (a) twenty percent (20%) of the aggregate Net Terminal Income for the Lincoln Gaming Facility and the Tiverton Gaming Facility for the Prior Marketing Year and (b) one million five hundred thousand dollars ($1,500,000), the foregoing superseding and replacing any provision of the TRT Master Contract relating to the amount of Promotional Points that TRT may issue to customers and prospective customers of the Tiverton Gaming Facility.

2.3    In addition to any other costs and expenses otherwise required to be borne by TRT Master Contract, TRT (jointly and severally with UTGR) shall pay for all costs associated with any external testing and/or audits associated with the Consolidated Promotional Points Program to maintain and ensure the integrity of the program.

3.Senior Management Employee Location and Compensation Obligations

3.1    TRT agrees that it, UTGR, Bally’s and TRMG are jointly and severally liable to use best efforts to locate additional senior management level employees in the State of Rhode Island through at least the Extended Expiration Date, and further, to add no fewer than thirty (30) members of the senior management employees of TRT, UTGR, Bally’s and/or TRMG to the Providence location described in Section 4 of the UTGR Eighth Amendment by December 31, 2022 (the “Senior Management Employee Location Obligation”). Said thirty employees shall be paid, in each calendar year, aggregate compensation (which shall include pre-tax deductions made on behalf of employees) not less than the product of: (1) Thirty (30); (2) Two thousand eighty (2,080); and (3) Two hundred fifty percent (250%) of the minimum wage in effect from time to time pursuant to R.I. Gen. Laws § 28-12-3 (the “Senior Management Compensation Obligation”). The Senior Management Employee Location Obligation and the Senior Management Compensation Obligation shall be in addition to any other employment requirements in (i) Section 3.2 below, (ii) the Amended and Restated Regulatory Agreement (as amended from time to time), and (iii) the General Laws of the State of Rhode Island.

3.2    TRT agrees that it, UTGR, Bally’s and TRMG are jointly and severally liable to locate no fewer than an additional thirty (30) information technology professional employees in the state, outside of the City of Providence, by December 31, 2022 provided that said employees shall remain employed through at least December 31, 2032 (the “Technology Professionals Obligation”). Said information technology professional employees shall be paid, in each calendar year, aggregate compensation (which shall include pre-tax deductions made on behalf of employees) not less than the product of: (1) Thirty (30); (2) Two thousand eighty (2,080); and (3) Two hundred fifty percent (250%) of the minimum wage in effect from time to time pursuant to R.I. Gen. Laws § 28-12-3. The Technology Professionals Obligation shall be in addition to any other employment requirements in (i) Section 3.1 above, (ii) the Amended and Restated Regulatory Agreement (as amended from time to time), and (iii) the General Laws of the State of Rhode Island.

3.3    The Division shall have the right to assess liquidated damages against TRT, UTGR, Bally’s and TRMG, on a joint and several basis, if there is a failure to satisfy the Senior Management Compensation Obligation or the Technology Professionals Obligation for any calendar year the respective obligation is in effect, commencing with the calendar year ending on December 31, 2023. Said liquidated damages shall be equal to the product of (A) the difference between the actual number of employees less than the thirty employees required under the Senior Management Employee Location Obligation or the Technology Professional Obligation and (B) seventy thousand five hundred dollars ($7,500).

3.4    Commencing on or before May 1, 2024, TRT, UTGR, Bally’s and TRMG shall be jointly and severally responsible to provide to the Division an annual certification on or before May 1 of each year certifying that TRT, UTGR, Bally’s and TRMG are in compliance with their respective obligations under Sections 3.1 and 3.2 for the prior calendar year.

3.5    TRT, UTGR, Bally’s and TRMG are jointly and severally responsible to maintain books, records, and all other evidence pertaining to compliance with the Senior Management Employee Location Obligation, the Senior Management Compensation Obligation, and the Technology Professionals Obligation. The records shall be available at all times to the Division, the Commerce Corporation, or their designees during the Term of this Agreement. TRT, UTGR, Bally’s and TRMG are jointly and severally responsible to pay for any associated costs arising from such audits.

4.Investment Obligation

As contemplated by Section 10 of the 2021 Law, in addition to the obligations under Section 7.5(d) of the Amended and Restated Regulatory Agreement (as amended from time to time), TRT, UTGR, Bally’s and TRMG shall be jointly and severally liable to invest or cause to be invested by Bally’s, an Affiliate of Bally’s or an Eligible Third Party, in Rhode Island during the period between the effective date of the Regulatory Agreement Amendment and the Extended Expiration Date, in the aggregate at least one hundred million dollars ($100,000,000) (the “Twin River Investment Obligation”), which, with the Division’s prior approval, shall be expended in connection with: (i) expanding and improving the Lincoln Gaming Facility and the Tiverton Gaming Facility and developing or improving real property surrounding the facilities; (ii) performing under the UTGR Master Contract, as amended by the UTGR Eighth Amendment; (iii) performing under the TRT Master Contract, as amended by this TRT Eighth Amendment; (iv) performing under the Video Lottery Terminal Technology Provider License Agreement dated July 1, 2021 among the Division and UTGR (including, without limitation, all Video Lottery Terminals purchased by Affiliates of Bally’s through December 31, 2022); (v) performing under the Naming Rights Agreement; (vi) performing under the Amended and Restated Regulatory Agreement, as amended by the Regulatory Agreement Amendment; and (vii) performing the Twin River Providence Lease Obligation; provided, however, in no event shall TRT, UTGR, Bally’s, or TRMG receive credit toward performance of the Twin River Investment Obligation more than once in connection with any expenditure.

5.Additional Termination Rights of the Division.

Section 9.3 of the Original Newport Grand Master Contract is amended to read as follows:

9.3    In the event of a breach by TRT of any covenant, term or condition of this Agreement (“Agreement” referring to the Master Video Lottery Terminal Contract by and between the Division and TRT’s predecessor in interest dated as of November 23, 2005, as amended, assigned, and extended from time to time), or if TRT (directly or through another “Affiliate” of “Bally’s,” as those terms are defined below) fails to perform the “Twin River Investment Obligation” (as defined in Section 10 of the 2021 Law and as defined in the TRT Eighth Amendment), or if TRT fails to perform the Senior Management Employee Location Obligation (as defined in Section 10 of the 2021 Law and in the TRT Eighth Amendment), or if TRT fails to perform the Senior Management Compensation Obligation (as defined in Section 10 of the 2021 Law and in the TRT Eighth Amendment), then: (i) TRT shall provide written notice to the Division as soon as TRT becomes aware of said breach of the TRT Master Contract and/or failure to perform the above-referenced obligations; and (ii) at such time as the Division becomes aware of a breach or failure to perform, the Division shall give TRT notice thereof, and (1) in the case of a payment default of a payment due to the Division, TRT shall have ten (10) days to pay such amount that is past due and owing; and (2) in the case of any other default (other than as specified in Section 9.2 of the Original Newport Grand Master Contract), TRT shall have thirty (30) days within which to cure such default unless such default cannot be cured by the exercise of reasonable diligence within such thirty (30) day period in which event such thirty (30) day period shall be extended for so long as TRT is proceeding with commercially reasonable diligence to effectuate such cure. For purposes hereof, “Bally’s” means Bally’s Corporation, formerly known as Twin River Worldwide Holdings, Inc., and “Affiliate” and “Control” have the meanings given those terms in Section 2 of the 2021 Law. The remedies hereunder available to the Division are in addition to any other remedies, including without limitation the assessment of liquidated damages.

6.    Effectiveness of this Agreement and “Effective Date”.

As described in Section 11 of the 2021 Law, this TRT Eighth Amendment shall take effect on the same date each of the following take effect (the “Effective Date”): the IGT Master Contract Amendment, the UTGR Master Contract Amendment, and the Regulatory Agreement Amendment.

7.    Miscellaneous Provisions.

7.1    This Agreement contains the entire agreement of the Parties and supersedes and replaces all prior understandings or agreements (if any), oral or written, with respect to the subject matter hereof. For the avoidance of doubt, if and to the extent any provision of this Agreement conflicts with the TRT Master Contract, the provision of this Agreement shall control.

7.2.    Except to the extent amended and/or clarified pursuant to this Agreement, the terms, provisions and conditions of the TRT Master Contract, remain in full force and effect, enforceable in accordance with their terms.

7.3.    This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representatives of the Parties hereto.

7.4.    This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

7.5.    This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto, and each of their respective successors and permitted assigns.

7.6.    The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right of any other Party thereafter to enforce each and every provision.

7.7.    The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision, and to this end the provisions hereof are declared to be severable. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid or unenforceable, that provision of this Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

7.8.    Each Party warrants to the others that it is authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such Party are authorized to do so.

7.9.    This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Rhode Island, without regard to conflict of law principles. The Parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the State of Rhode Island or any federal court sitting therein and consent to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Parties at the addresses set forth for the Parties above. The Parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

7.10.    This Agreement may be executed in one or more counterparts each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives.

STATE LOTTERY DIVISION OF THE
STATE OF RHODE ISLAND
DEPARTMENT OF REVENUE

By	/s/ Mark A. Furcolo
Mark A. Furcolo
Director

TWIN RIVER-TIVERTON, LLC

By	/s/ Craig Eaton
Craig Eaton
Executive Vice President

As to Sections 3 and 4
Acknowledged and Agreed:

BALLY’S CORPORATION

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Executive Vice President

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Executive Vice President

UTGR, INC.
By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Executive Vice President